EXHIBIT 21

                  SUBSIDIARIES* OF FIRST COMMERCE CORPORATION

First National Bank of Commerce - New Orleans
         First Money, Inc.
         Wolcott Mortgage Group, Inc.
         Marquis Investments, Inc.
         Baronne Street Properties, Inc.

City National Bank of Baton Rouge

Central Bank - Monroe
         Central Company, Inc.

The First National Bank of Lafayette

Rapides Bank & Trust Company in Alexandria

The First National Bank of Lake Charles

First Commerce Service Corporation

First Commerce Community Development Corporation

First Commerce Capital, Inc.



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         *All incorporated or organized in Louisiana.